UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2016

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th FLOOR, SALT LAKE CITY, UTAH	84133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-844-7637

N/A
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

 ITEM 7.01    Regulation FD Disclosure

Zions Bancorporation (“Zions”) intends to enter into a settlement with the plaintiff in the class action case, Reynaldo Reyes v Zions First National Bank, et al, for approximately $37.5 million. The Reyes case relates to payment processing services provided by Modern Payments, a small subsidiary of Zions, to ten telemarketing or webmarketing companies primarily during the 2006-2008 timeframe. Zions terminated this business in 2010, prior to the filing of the Reyes case, and contemporaneously improved the effectiveness of certain ACH monitoring controls relevant to the case. Although it has agreed to settle the case for practical reasons, Zions denies any wrongdoing relating to the Reyes case. Zions had fully accrued for its obligations with respect to the settlement as of December 31, 2015 and therefore does not expect to incur additional expenses as a result of the settlement. Finalization of the settlement is subject to the execution of definitive agreements, additional court processes and final court approval. As a result, there can be no assurance that a definitive settlement will ultimately be entered into or become effective.

Statements in this Current Report on Form 10-K about Zions intent to enter into the settlement agreement and the conditions to such an agreement becoming effective are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this 8-K. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include issues that might arise prior to the execution of definitive agreements, the results of additional court processes and the willingness of the court to approve the settlement. Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce changes to any of the forward-looking statements included herein to reflect future events or developments.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: July 6, 2016	By: Thomas E. Laursen Executive Vice President, General Counsel and Secretary